Exhibit 99.1

CV Sciences, Inc. Prepays Investors and Avoids Dilution

LAS VEGAS, NV, February 2, 2016 /PRNewswire/ -- CV Sciences, Inc. (OTCBB: CANV) today announced it has prepaid investors holding a series of its Convertible Promissory Notes in advance of conversion, thereby avoiding dilution to its stockholders. Under the terms of certain Convertible Promissory Notes issued by CV Sciences to its investors, the company could, on 10 days’ advance notice, prepay the debt obligations together with a 30% premium. The company prepaid a total of $535,081 in principal and interest under the notes, and $160,524 in prepayment premium.

“By prepaying this debt, not only have we retired outstanding convertible debt obligations, but we have avoided having this debt converted at steeply discounted prices,” stated Michael Mona, Jr., President and CEO of CV Sciences, Inc. “This prepayment benefits our shareholders by limiting further downward pressure on our stock created by the discounted conversions in a market for our stock already impacted by short positions in advance of conversions,” continued Mr. Mona.

By prepaying this debt, the company avoided issuing up to 9,000,000 shares of its common stock on conversion of the debt. After the prepayment of this debt, CV Sciences continues to have obligations to its investors on its fourth, and final tranche of Convertible Promissory Notes in the amount of $255,000, as of February 2, 2016. The company issued this debt on September 16, 2015. The company is engaged in efforts to secure further bridge financing to prepay the fourth, and final tranche of Convertible Promissory Notes.

The company secured funds to effectuate the prepayments by an unsecured, non-convertible promissory note issued to Wiltshire, LLC in the principal amount of $850,000. As more specifically set forth in the Current Report on Form 8-K filed by CV Sciences, Inc. on February 2, 2016, the promissory note bears interest at 12% per annum. The note matures in 24 months and provides for installment payments of $8,500 per month.

About CannaVest Corp.

CannaVest Corp. (OTCBB:CANV), located in Las Vegas, Nevada, focuses on drug development activities on products containing the hemp plant extract cannabidiol (CBD) as the active pharmaceutical ingredient, and also is engaged in the sale of CBD, and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. Additional information is available from OTCMarkets.com or by visiting http://www.CannaVest.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of CannaVest Corp. to be materially different from the statements made herein.

LEGAL DISCLOSURE

CannaVest Corp. does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow, sell and distribute hemp-based products and are involved with the federally legal distribution of medical marijuana-based products within certain international markets.

Corporate Contact:

CannaVest Corp.

2688 S. Rainbow Blvd., Ste. B

Las Vegas, NV 89146

Office: 866-290-2157